Exhibit 99.1

Vishay Intertechnology Completes Acquisition of Capella Microsystems, a Fabless IC Design Company

MALVERN, PENNSYLVANIA - December 31, 2014 - Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today acquired all of the remaining outstanding shares of Taiwan based Capella Microsystems Inc. (GreTai Securities Market: 3582) for approximately NT$668.2 million or US$21.0 million, pursuant to the terms of its previously announced merger agreement with Capella. Capella is a fabless IC design company specializing in optoelectronic products.

Vishay initially acquired 88.95% of Capella's outstanding shares in a tender offer, which was completed in September 2014.  The aggregate purchase price for Capella was approximately NT$6.05 billion (approximately US$201.2 million). Vishay funded the acquisition mostly with cash on-hand, and borrowed $53 million on its revolving credit facility to achieve future flexibility given the legal entity and financial structure utilized for the acquisition. As of the date Vishay acquired its controlling interest, Capella had approximately $50 million of cash, cash equivalents, and short-term investments, and no long-term debt.

Capella has been included in Vishay's consolidated financial statements since the acquisition of its 88.95% interest, with the net earnings attributable to the 11.05% non-controlling interest excluded from net earnings attributable to Vishay stockholders.  The completion of the merger will result in 100% of Capella's results being included in net earnings attributable to Vishay stockholders subsequent to December 31, 2014.  Due to the nature of Capella's business, approximately $75 million of the purchase price is allocated to definite-lived intangible assets.  The acquisition of the non-controlling interest had no impact on the value ascribed to these intangible assets.  The annual amortization expense of the intangible assets will be approximately $10 million.

Pepper Hamilton LLP and Lee and Li, Attorneys-at-Law, acted as legal counsel to Vishay. Oppenheimer & Co. acted as exclusive financial advisor to Capella.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

About Capella Microsystems
Capella Microsystems, Inc. is a fabless IC design company which specializes in optical electronic related products. Capella designs a broad line of high performance integrated circuits. Applications of Capella's products include telecommunications, mobile phones, Smartphone, handheld devices, digital cameras, laptops, desktop computers, LED backlighting, office automation equipment, household electrical appliance and automotive electronics. The Company's principal product categories include ambient light sensor, IrDA, optical encoder, PDIC, proximity sensor, color sensor and UV sensor.

Statements contained herein that relate to the Company's acquisition of the outstanding shares of Capella, including statements with respect to the annual amortization expense of intangible assets, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as believe, estimate, will be, will, would, expect, anticipate, plan, project, intend, could, should, or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include:  uncertainty related to the effects of changes in foreign currency exchange rates; changes in generally accepted accounting principles and related interpretations and other factors that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300